UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

ZAP
(Exact name of Registrant as specified in charter)

California (State or other jurisdiction of incorporation)	0-303000 (Commission File Number)	94-3210624 (IRS Employer Identification Number)

501 Fourth Street
Santa Rosa, California 95401
(Address of principal executive offices)

(707) 525-8658
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

Vehicle Distribution Agreement

On January 22, 2008, ZAP (the “Company”) entered into a Vehicle (Buses & Coaches) Distribution Agreement (the “Distribution Agreement”) with Jinhua Youngman Automobile Sales Co. Ltd., a company organized in the People’s Republic of China (“Youngman”) pursuant to which Youngman appointed the Company as the sole exclusive distributor for the North America region.

Pursuant to the Distribution Agreement, the Company was granted exclusive rights to market, sell and distribute all vehicles over 12 meters in length manufactured by Youngman, including transit buses and coaches, within the North American market.  The Company was granted the exclusive rights for 12 months (the “Term”) during which the Company has agreed to sell a certain number of vehicles within each of the U.S., Canada and Mexico (each a “Target Number “).  Pricing of the vehicles to the Company will be Youngman’s Asia Pacific pricing and discount structure (the lowest pricing available).

The Company will be responsible for the certification and homologation of the vehicles in the U.S., Canada and Mexico.  The Company will provide certification and homologation standards for all three countries to Youngman by February 21, 2008 and Youngman will provide sample vehicles meeting those standards to the Company.

If the Company sells the Target Numbers of vehicles in the U.S., Canada and Mexico during the Term, Youngman shall extend the Term for another 12 months and the Target Numbers will be increased.  In that event, Youngman will also grant the Company the right to assemble some of the vehicles in the U.S.  Youngman will provide the vehicles to be assembled in a semi knock down form, where engine, transmission, clutch, tires and vehicle lamps can be purchased from Youngman to be integrated and assembled in the U.S. With the approval of Youngman, some of those components can be purchased within America.

If the Company fails to sell the Target Numbers of vehicles in the U.S., Canada and Mexico during the Term, Youngman has the right to revoke the exclusive rights granted to the Company; however, the Company would retain non-exclusive rights to market, sell and distribute the vehicles.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2008                                                                  ZAP

By: /s/ Steven M. Schneider
Steven M. Schneider Chief Executive Officer

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